Exhibit 15.2

上海市徐汇区淮海中路 1010 号嘉华中心 27 层，邮政编码200031

27/F, K.Wah Center, No. 1010 Huaihai Road (M), Xuhui District, Shanghai 200031, P.R. China

T +86 21 2422 4888 F +86 21 2422 4800

www.anjielaw.com

May 13, 2025

Santech Holdings Limited

Level 15, AIA Central

No.1 Connaught Road Central

Central, Hong Kong

Dear Sirs,

We consent to the references to our firm’s name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in Hong Kong and Mainland China”, “Item 4. Information on the Company—B. Business Overview—Regulations”, “Item 4. Information on the Company—C. Organizational Structure” in Santech Holdings Limited's annual report on Form 20-F for the fiscal year ended June 30, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, that was filed on May 13, 2025. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Anjie Broad Law Firm

Anjie Broad Law Firm